Exhibit 3.81

CERTIFICATE OF INCORPORATION

OF

HILTON NUS HSS, INC.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is Hilton NUS HSS, Inc. (the “Corporation”).

SECOND. The registered office and registered agent of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the (the “DGCL”).

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value $0.01 per share, and are to be of one class.

FIFTH. The incorporator of the Corporation is Owen Wilcox, whose mailing address is 7930 Jones Drive, McLean VA 22102.

SIXTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The Corporation reserves the right at any time, and form time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

The undersigned incorporator, hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed on this 28 day of March, 2017.

HILTON NUS HSS, INC.

By:	/s/ Owen Wilcox
Name: Owen Wilcox
Title: Incorporator